Exhibit 10.2

Healthways, Inc. (the “Company”)

Fiscal 2007 Bonus Criteria Under Capital Accumulation Plan

On November 2, 2006, the Compensation Committee of the Company’s Board of Directors approved the bonus criteria for fiscal year 2007 under the Capital Accumulation Plan, as amended and restated (the “CAP”), a copy of which has been filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated November 15, 2005. For fiscal year 2007, awards made under the CAP will be predicated on achieving targeted earnings per share. Under the CAP for fiscal year 2007, eligible participants may receive a maximum deferred compensation award of up to 18.5% of such participant’s base salary for calendar year 2007.